Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

April 22, 2024
McKINNEY, Texas, April 22, 2024 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $24.2 million, or $0.58 per diluted share, for the quarter ended March 31, 2024, compared to $14.9 million, or $0.36 per diluted share for the quarter ended December 31, 2023. Adjusted (non-GAAP) net income for the quarter ended March 31, 2024 was $26.0 million, or $0.63 per diluted share, compared to $25.5 million, or $0.62 per diluted share for the quarter ended December 31, 2023.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on May 16, 2024 to stockholders of record as of the close of business on May 2, 2024.
Highlights
•Net charge-offs of 0.00% annualized
•Low nonperforming assets of 0.34%
•Loan portfolio yield expanded by 10 basis points to 5.93%
•Reduced borrowing balances to the lowest level in over a year
•Total capital ratio grew by 11 basis points to 11.68%, and (non-GAAP) tangible common equity (TCE) ratio grew by 7 basis points to 7.62%
•Opened first full-service branch in the San Antonio, Texas market on March 6, 2024

“For the first quarter, we maintained exceptional credit quality while continuing to reprice our maturing fixed-rate loans upward. While growth was seasonally slow during the first quarter, we were able to reduce our borrowings to the lowest level in over a year and grow our total capital and TCE ratios. This positions us well to capitalize on new opportunities such as our expansion into the San Antonio, Texas, market, which gained momentum this quarter when we opened our first full-service branch there on March 6th,” said Independent Bank Group Chairman & CEO David R. Brooks. “I remain very encouraged by the discipline of our teams across Texas and Colorado as we execute our strategy to win business and serve our communities across four of the strongest metropolitan markets in the country.”

First Quarter 2024 Balance Sheet Highlights
Loans
•Total loans held for investment, excluding mortgage warehouse purchase loans, were $14.1 billion at March 31, 2024 compared to $14.2 billion at December 31, 2023 and $13.6 billion at March 31, 2023. Loans held for investment, excluding mortgage warehouse purchase loans, decreased $101.3 million, or 2.9% on an annualized basis, during first quarter 2024.
•Average mortgage warehouse purchase loans were $455.7 million for the quarter ended March 31, 2024 compared to $408.4 million for the quarter ended December 31, 2023, and $298.0 million for the quarter ended March 31, 2023, an increase of $47.3 million, or 11.6% from the linked quarter and an increase of $157.7 million, or 52.9% year over year.
Asset Quality
•Nonperforming assets totaled $65.1 million, or 0.34% of total assets at March 31, 2024, compared to $61.4 million or 0.32% of total assets at December 31, 2023, and $60.1 million, or 0.32% of total assets at March 31, 2023.
•Nonperforming loans totaled $56.3 million, or 0.40% of total loans held for investment at March 31, 2024, compared to $51.8 million, or 0.37% at December 31, 2023 and $37.3 million, or 0.27% at March 31, 2023.
•The increase in nonperforming loans for the linked period was primarily due to two commercial loan relationships totaling $2.9 million and a $1.5 million commercial real estate loan added to nonaccrual, while the year over year period also reflects the addition of a $13.0 million commercial real estate loan to nonaccrual in fourth quarter 2023.
•The increase in nonperforming assets for the linked quarter reflects the nonperforming loan additions discussed above offset by the sale of an $805 thousand other real estate property. The year over year change in nonperforming assets was due to the nonaccrual additions discussed above offset by the disposition and partial write-down of an $11.0 million other real estate property and a $3.0 million write-down on the only remaining other real estate property, both occurring in fourth quarter 2023.
•Net charge-offs were 0.00% annualized in the first quarter 2024 compared to 0.01% annualized in the linked quarter and 0.04% annualized in the prior year quarter.
Deposits, Borrowings and Liquidity
•Total deposits were $15.7 billion at March 31, 2024 and December 31, 2023 compared to $14.1 billion at March 31, 2023.
•Total borrowings (other than junior subordinated debentures) were $497.0 million at March 31, 2024, a decrease of $124.8 million from December 31, 2023 and a decrease of $1.6 billion from March 31, 2023. The linked quarter change reflects the payoff of $350.0 million in FHLB advances offset by $225.0 million in lower costing BTFP advances taken in first quarter 2024. The year over year change primarily reflects a $1.8 billion reduction in short-term FHLB advances as well as paydowns of $66.3 million on the Company's unsecured line of credit offset by an increase of $225.0 million in borrowings against the BTFP as discussed above.
Capital
•The Company continues to be well capitalized under regulatory guidelines. At March 31, 2024, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.60%, 8.91%, 9.94% and 11.68%, respectively, compared to 9.58%, 8.94%, 9.93%, and 11.57%, respectively, at December 31, 2023 and 9.70%, 9.01%, 10.05%, and 11.88%, respectively at March 31, 2023.

First Quarter 2024 Operating Results
Net Interest Income
•Net interest income was $103.0 million for first quarter 2024 compared to $127.9 million for first quarter 2023 and $106.3 million for fourth quarter 2023. The decrease from the prior year was primarily due to the increased funding costs on our deposit products, including brokered deposits, as well as FHLB advances and other borrowings due to Fed rate increases over the last year offset to a lesser extent by increased earnings on interest-earning assets, primarily loans and interest-bearing cash accounts. The decrease from the linked quarter was primarily due to continued increases in deposit funding costs due to the competitive environment as well as increased average brokered deposits offset by increased earnings on higher average loans due to organic loan growth in the linked quarter. The first quarter 2024 includes $753 thousand in acquired loan accretion compared to $1.0 million in first quarter 2023 and $725 thousand in fourth quarter 2023.
•The average balance of total interest-earning assets grew by $734.2 million and totaled $17.1 billion for the quarter ended March 31, 2024 compared to $16.4 billion for the quarter ended March 31, 2023 and increased $162.7 million from $16.9 billion for the quarter ended December 31, 2023. The increase from the prior year and linked quarter is primarily due to increases in average loans of $681.9 million and $178.2 million due to organic growth primarily occurring in the second half of 2023 while the prior year increase also reflects a $151.7 million increase in average interest-bearing cash balances offset by declines in average securities balances.
•The yield on interest-earning assets was 5.53% for first quarter 2024 compared to 4.98% for first quarter 2023 and 5.44% for fourth quarter 2023. The increase in asset yield compared to the prior year and linked quarter is primarily a result of increases in the benchmark rates over the last year. The average loan yield, net of acquired loan accretion was 5.91% for the current quarter, compared to 5.33% for prior year quarter and 5.81% for the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 4.11% for first quarter 2024 compared to 2.63% for first quarter 2023 and 3.98% for fourth quarter 2023. The increase from the prior year is reflective of higher funding costs, primarily on deposit products, FHLB advances and other short-term borrowings as a result of Fed Funds rate increases in 2023. Both period funding costs were negatively impacted by the shift from non-interest bearing deposits into interest-bearing products as well as an increase in higher cost brokered deposits for the respective periods. The linked quarter change positively reflects a shift in borrowings from higher cost FHLB advances into other lower cost borrowing products.
•The net interest margin was 2.42% for first quarter 2024 compared to 3.17% for first quarter 2023 and 2.49% for fourth quarter 2023. The net interest margin excluding acquired loan accretion was 2.40% for first quarter 2024 compared to 3.14% for first quarter 2023 and 2.47% for fourth quarter 2023. The decrease in net interest margin from the prior year and linked quarter was primarily due to the increased funding costs on deposits, offset by higher earnings on loans due to organic growth and rate increases for the respective periods.
Noninterest Income
•Total noninterest income increased $116 thousand compared to first quarter 2023 and increased $2.3 million compared to fourth quarter 2023.
•The increase from the prior year quarter is primarily due to increases of $251 thousand in service charges on deposit accounts, $343 thousand on investment management fees, $216 thousand in mortgage warehouse purchase program fees and $178 thousand in increase in cash surrender value of BOLI, offset by a $923 thousand decrease in other noninterest income. Other noninterest income was elevated in the prior year quarter primarily due to a $318 thousand BOLI benefit claim as well as other increases in various types of miscellaneous income.
•The increase from the linked quarter primarily reflects a $1.8 million loss on sale of an other real estate property recognized in fourth quarter 2023, compared to a $13 thousand gain recorded in first quarter 2024.

Noninterest Expense
•Total noninterest expense decreased $100.9 million compared to first quarter 2023 and decreased $6.7 million compared to fourth quarter 2023.
•The decrease in noninterest expense in first quarter 2024 compared to the prior year is due primarily to the $102.5 million litigation settlement occurring in first quarter 2023. In addition, there were decreases of $1.3 million in professional fees and $2.3 million in other noninterest expense offset by increases of $1.1 million in salaries and employee benefits and $3.4 million in FDIC assessment.

•The decrease from the linked quarter primarily reflects decreases of $5.8 million in FDIC assessment and $1.8 million in other noninterest expense offset by a $2.7 million increase in salaries and benefits expense. In addition, other real estate impairment was $345 thousand in the current quarter compared to $3.0 million in the linked quarter.
•The increase in salaries and benefits from the prior year is due primarily to $1.3 million higher combined salaries, bonus, employee insurance, payroll taxes and 401(k) expenses compared to the prior year quarter offset by $560 thousand in lower contract labor costs. The linked quarter change reflects higher salaries of $415 thousand due to merit increases occurring mid-quarter as well as $685 thousand additional stock grant amortization due to equity compensation shares granted as part of the merit process. The linked quarter was also impacted by higher employee insurance costs of $466 thousand and $1.1 million more payroll taxes, which are seasonally higher in the first quarter.
•The increase in FDIC assessment compared to the prior year was due to an additional special assessment of $2.1 million accrued in first quarter 2024 assessed to recover uninsured deposit losses due to bank failures in early 2023, as well as increases in the quarterly assessment's liquidity stress rates for the year over year period. The linked quarter was impacted by the accrual of a special assessment totaling $8.3 million.
•The decrease in professional fees from the linked quarter was primarily due to lower consulting fees of $912 thousand due to less active projects. The decrease in other noninterest expense from the prior year was primarily due to a decrease of $673 thousand in loan-related expenses as well as an $802 thousand asset impairment charge in the prior year, compared to none in the current quarter. The decrease from the linked quarter was due primarily to decreases of $565 thousand in charitable contributions and $488 thousand in business meals, entertainment and travel expenses as well as decreases in other miscellaneous expenses.

Provision for Credit Losses
•The Company reversed provision for credit losses of $3.2 million for first quarter 2024, compared to recording provision expense of $90 thousand for first quarter 2023 and $3.5 million for the linked quarter. Provision expense (reversal) during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth or decline and charge-offs or specific credit loss allocations taken during the respective period. The credit provision for first quarter 2024 reflects negative loan growth in addition to an improved economic forecast.
•The allowance for credit losses on loans was $148.4 million, or 1.06% of total loans held for investment, net of mortgage warehouse purchase loans, at March 31, 2024, compared to $146.9 million, or 1.08% at March 31, 2023 and compared to $151.9 million, or 1.07% at December 31, 2023.
•The allowance for credit losses on off-balance sheet exposures was $4.1 million at March 31, 2024 compared to $4.8 million at March 31, 2023, compared to $3.9 million at December 31, 2023. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes
•Federal income tax expense of $6.5 million was recorded for the first quarter 2024, an effective rate of 21.2% compared to federal tax benefit of $11.3 million and an effective rate of 23.1% for the prior year quarter and income tax expense of $3.5 million and an effective rate of 18.9% for the linked quarter. The higher effective tax rate for first quarter 2023 reflects the Company's loss position for the period, while the lower effective rate for fourth quarter 2023 resulted from the recognition of a tax benefit due to the expiration of the statute of limitations on an immaterial uncertain tax position.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2024 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2024 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s first quarter earnings announcement will be held on Tuesday, April 23, 2024 at 8:30 am (ET) and can be accessed by the webcast link, https://www.webcast-eqs.com/indepbankgroupq12024_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13745780 or by identifying "Independent Bank Group First Quarter 2024 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, https://ir.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings (loss) per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the Company’s ability to sustain its current internal growth rate and total growth rate; 2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 6) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 7) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 8) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 9) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 11) material increases or decreases in the amount of insured and/or uninsured deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 17) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 18) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquired or will acquire or to which any of such entities is subject; 19) the occurrence of market conditions adversely affecting the financial industry generally; 20) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 21) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 22) governmental monetary and fiscal policies; 23) changes in the scope and cost of FDIC insurance and other coverage; 24) the effects of war or other conflicts, including, but not limited to, the conflicts between Russia and the Ukraine and Israel and Hamas, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 25) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 26) the Company’s revenues after previous or future acquisitions are less than expected; 27) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 28) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 29) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 30) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 31) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 32) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 33) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 34) changes occur in business conditions and inflation generally; 35) an increase in the rate of personal or commercial customers’ bankruptcies generally; 36) technology-related changes are harder to make or are more expensive than expected; 37) attacks on the security of, and breaches of, the Company's and Independent Financial's digital infrastructure or information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 38) the potential impact of climate change and related government regulation on the Company and its customers; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; and 41) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2024, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors;” and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Chief Financial Officer (972) 562-9004 Paul.Langdale@ifinancial.com
Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com
Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Selected Income Statement Data
Interest income	$235,205	$232,522	$222,744	$215,294	$201,176
Interest expense	132,174	126,217	113,695	101,687	73,254
Net interest income	103,031	106,305	109,049	113,607	127,922
Provision for credit losses	(3,200)	3,480	340	220	90
Net interest income after provision for credit losses	106,231	102,825	108,709	113,387	127,832
Noninterest income	12,870	10,614	13,646	14,095	12,754
Noninterest expense	88,473	95,125	81,334	85,705	189,380
Income tax expense (benefit)	6,478	3,455	8,246	8,700	(11,284)
Net income (loss)	24,150	14,859	32,775	33,077	(37,510)
Adjusted net income (1)	26,001	25,509	32,624	33,726	44,083

Per Share Data (Common Stock)
Earnings (loss):
Basic	$0.58	$0.36	$0.79	$0.80	$(0.91)
Diluted	0.58	0.36	0.79	0.80	(0.91)
Adjusted earnings:
Basic (1)	0.63	0.62	0.79	0.82	1.07
Diluted (1)	0.63	0.62	0.79	0.82	1.07
Dividends	0.38	0.38	0.38	0.38	0.38
Book value	58.02	58.20	56.49	57.00	56.95
Tangible book value (1)	32.85	32.90	31.11	31.55	31.42
Common shares outstanding	41,377,745	41,281,919	41,284,003	41,279,460	41,281,904
Weighted average basic shares outstanding (2)	41,322,744	41,283,041	41,284,964	41,280,312	41,223,376
Weighted average diluted shares outstanding (2)	41,432,042	41,388,564	41,381,034	41,365,275	41,316,798

Selected Period End Balance Sheet Data
Total assets	$18,871,452	$19,035,102	$18,519,872	$18,719,802	$18,798,354
Cash and cash equivalents	729,998	721,989	711,709	902,882	1,048,590
Securities available for sale	1,543,247	1,593,751	1,545,904	1,637,682	1,675,415
Securities held to maturity	204,776	205,232	205,689	206,146	206,602
Loans, held for sale	21,299	16,420	18,068	18,624	16,576
Loans, held for investment (3)	14,059,277	14,160,853	13,781,102	13,628,025	13,606,039
Mortgage warehouse purchase loans	554,616	549,689	442,302	491,090	400,547
Allowance for credit losses on loans	148,437	151,861	148,249	147,804	146,850
Goodwill and other intangible assets	1,041,506	1,044,581	1,047,687	1,050,798	1,053,909
Other real estate owned	8,685	9,490	22,505	22,505	22,700
Noninterest-bearing deposits	3,300,773	3,530,704	3,703,784	3,905,492	4,148,360
Interest-bearing deposits	12,370,942	12,192,331	11,637,185	10,968,014	9,907,327
Borrowings (other than junior subordinated debentures)	496,975	621,821	546,666	1,180,262	2,137,607
Junior subordinated debentures	54,667	54,617	54,568	54,518	54,469
Total stockholders' equity	2,400,807	2,402,593	2,332,098	2,353,042	2,350,857

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Selected Performance Metrics
Return on average assets	0.51%	0.31%	0.70%	0.71%	(0.83)%
Return on average equity	4.05	2.51	5.51	5.62	(6.39)
Return on tangible equity (4)	7.16	4.54	9.92	10.14	(11.48)
Adjusted return on average assets (1)	0.55	0.54	0.70	0.73	0.98
Adjusted return on average equity (1)	4.36	4.32	5.48	5.73	7.51
Adjusted return on tangible equity (1) (4)	7.71	7.79	9.87	10.34	13.49
Net interest margin	2.42	2.49	2.60	2.71	3.17
Efficiency ratio (5)	73.68	78.70	63.75	64.68	132.41
Adjusted efficiency ratio (1) (5)	71.63	67.96	63.84	63.93	58.17

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.34%	0.32%	0.33%	0.32%	0.32%
Nonperforming loans to total loans held for investment	0.40	0.37	0.28	0.28	0.27
Nonperforming assets to total loans held for investment and other real estate	0.46	0.43	0.44	0.44	0.44
Allowance for credit losses on loans to nonperforming loans	263.85	293.17	385.81	389.84	393.69
Allowance for credit losses to total loans held for investment	1.06	1.07	1.08	1.08	1.08
Net charge-offs (recoveries) to average loans outstanding (annualized)	—	0.01	0.01	(0.03)	0.04

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.60%	9.58%	9.86%	9.78%	9.70%
Estimated tier 1 capital to average assets	8.91	8.94	9.09	8.92	9.01
Estimated tier 1 capital to risk-weighted assets	9.94	9.93	10.21	10.13	10.05
Estimated total capital to risk-weighted assets	11.68	11.57	11.89	11.95	11.88
Total stockholders' equity to total assets	12.72	12.62	12.59	12.57	12.51
Tangible common equity to tangible assets (1)	7.62	7.55	7.35	7.37	7.31
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of Non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $65,057, $61,404, $61,044, $60,533 and $60,115, respectively. Nonperforming loans, which consists of nonaccrual loans and loans delinquent 90 days and still accruing interest totaled $56,258, $51,800, $38,425, $37,914 and $37,301, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income (Loss)
Three Months Ended March 31, 2024 and 2023
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Interest income:
Interest and fees on loans	$215,511	$184,294
Interest on taxable securities	7,645	7,858
Interest on nontaxable securities	2,518	2,603
Interest on interest-bearing deposits and other	9,531	6,421
Total interest income	235,205	201,176
Interest expense:
Interest on deposits	122,510	62,261
Interest on FHLB advances	2,855	5,824
Interest on other borrowings	5,582	4,079
Interest on junior subordinated debentures	1,227	1,090
Total interest expense	132,174	73,254
Net interest income	103,031	127,922
Provision for credit losses	(3,200)	90
Net interest income after provision for credit losses	106,231	127,832
Noninterest income:
Service charges on deposit accounts	3,600	3,349
Investment management fees	2,644	2,301
Mortgage banking revenue	1,635	1,624
Mortgage warehouse purchase program fees	540	324
Gain on sale of loans	74	—
Gain on sale of other real estate	13	—
Gain on sale and disposal of premises and equipment	—	47
Increase in cash surrender value of BOLI	1,555	1,377
Other	2,809	3,732
Total noninterest income	12,870	12,754
Noninterest expense:
Salaries and employee benefits	47,333	46,275
Occupancy	12,549	11,559
Communications and technology	7,685	7,090
FDIC assessment	6,142	2,712
Advertising and public relations	415	604
Other real estate owned expenses (income), net	65	(44)
Impairment of other real estate	345	1,200
Amortization of other intangible assets	3,075	3,111
Litigation settlement	—	102,500
Professional fees	1,809	3,065
Other	9,055	11,308
Total noninterest expense	88,473	189,380
Income (loss) before taxes	30,628	(48,794)
Income tax expense (benefit)	6,478	(11,284)
Net income (loss)	$24,150	$(37,510)

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2024 and December 31, 2023
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
Assets	2024	2023
Cash and due from banks	$80,599	$98,396
Interest-bearing deposits in other banks	649,399	623,593
Cash and cash equivalents	729,998	721,989
Certificates of deposit held in other banks	248	248
Securities available for sale, at fair value	1,543,247	1,593,751
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively, fair value of $166,736 and $170,997, respectively	204,776	205,232
Loans held for sale (includes $12,372 and $12,016 carried at fair value, respectively)	21,299	16,420
Loans, net of allowance for credit losses of $148,437 and $151,861, respectively	14,465,456	14,558,681
Premises and equipment, net	352,325	355,833
Other real estate owned	8,685	9,490
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	11,493	34,915
Bank-owned life insurance (BOLI)	247,052	245,497
Deferred tax asset	95,063	92,665
Goodwill	994,021	994,021
Other intangible assets, net	47,485	50,560
Other assets	150,304	155,800
Total assets	$18,871,452	$19,035,102

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,300,773	$3,530,704
Interest-bearing	12,370,942	12,192,331
Total deposits	15,671,715	15,723,035
FHLB advances	—	350,000
Other borrowings	496,975	271,821
Junior subordinated debentures	54,667	54,617
Other liabilities	247,288	233,036
Total liabilities	16,470,645	16,632,509
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,377,745 and 41,281,919 shares outstanding, respectively)	414	413
Additional paid-in capital	1,969,291	1,966,686
Retained earnings	624,017	616,724
Accumulated other comprehensive loss	(192,915)	(181,230)
Total stockholders’ equity	2,400,807	2,402,593
Total liabilities and stockholders’ equity	$18,871,452	$19,035,102

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended March 31, 2024 and 2023
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended March 31,
	2024			2023
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$14,613,613	$215,511	5.93%	$13,931,726	$184,294	5.36%
Taxable securities	1,390,812	7,645	2.21	1,464,977	7,858	2.18
Nontaxable securities	398,313	2,518	2.54	423,557	2,603	2.49
Interest-bearing deposits and other	702,665	9,531	5.46	550,963	6,421	4.73
Total interest-earning assets	17,105,403	235,205	5.53	16,371,223	201,176	4.98
Noninterest-earning assets	1,832,605			1,857,298
Total assets	$18,938,008			$18,228,521
Interest-bearing liabilities:
Checking accounts	$5,547,926	$49,899	3.62%	$6,273,149	$38,893	2.51%
Savings accounts	533,485	164	0.12	728,851	90	0.05
Money market accounts	1,869,226	19,453	4.19	1,777,249	12,434	2.84
Certificates of deposit	4,291,077	52,994	4.97	1,611,259	10,844	2.73
Total deposits	12,241,714	122,510	4.03	10,390,508	62,261	2.43
FHLB advances	208,791	2,855	5.50	576,944	5,824	4.09
Other borrowings - short-term	186,098	2,512	5.43	4,456	53	4.82
Other borrowings - long-term	238,172	3,070	5.18	266,519	4,026	6.13
Junior subordinated debentures	54,650	1,227	9.03	54,451	1,090	8.12
Total interest-bearing liabilities	12,929,425	132,174	4.11	11,292,878	73,254	2.63
Noninterest-bearing demand accounts	3,368,089			4,404,814
Noninterest-bearing liabilities	241,921			150,408
Stockholders’ equity	2,398,573			2,380,421
Total liabilities and equity	$18,938,008			$18,228,521
Net interest income		$103,031			$127,922
Interest rate spread			1.42%			2.35%
Net interest margin (2)			2.42			3.17
Net interest income and margin (tax equivalent basis) (3)		$104,107	2.45		$128,962	3.19
Average interest-earning assets to interest-bearing liabilities			132.30			144.97
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of March 31, 2024 and December 31, 2023
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	March 31, 2024		December 31, 2023
	Amount	% of Total	Amount	% of Total
Commercial	$2,194,304	15.0%	$2,266,851	15.4%
Mortgage warehouse purchase loans	554,616	3.8	549,689	3.7
Real estate:
Commercial real estate	8,356,403	57.1	8,289,124	56.3
Commercial construction, land and land development	1,169,555	8.0	1,231,484	8.4
Residential real estate (1)	1,711,303	11.7	1,686,206	11.5
Single-family interim construction	460,568	3.1	517,928	3.5
Agricultural	112,070	0.8	109,451	0.7
Consumer	76,373	0.5	76,229	0.5
Total loans	14,635,192	100.0%	14,726,962	100.0%
Allowance for credit losses	(148,437)		(151,861)
Total loans, net	$14,486,755		$14,575,101
____________
(1) Includes loans held for sale of $21,299 and $16,420 at March 31, 2024 and December 31, 2023, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$103,031	$106,305	$109,049	$113,607	$127,922
Provision for Credit Losses - Reported	(b)	(3,200)	3,480	340	220	90
Noninterest Income - Reported	(c)	12,870	10,614	13,646	14,095	12,754
(Gain) loss on sale of loans		(74)	—	7	7	—
(Gain) loss on sale of other real estate		(13)	1,797	—	—	—
Loss (gain) on sale and disposal of premises and equipment		—	22	56	(354)	(47)
Recoveries on loans charged off prior to acquisition		(5)	(64)	(279)	(13)	(117)
Adjusted Noninterest Income	(d)	12,778	12,369	13,430	13,735	12,590
Noninterest Expense - Reported	(e)	88,473	95,125	81,334	85,705	189,380
Litigation settlement		—	—	—	—	(102,500)
OREO impairment		(345)	(3,015)	—	(1,000)	(1,200)
FDIC special assessment		(2,095)	(8,329)	—	—	—
Impairment of assets		—	—	—	(153)	(802)
Acquisition expense (1)		—	(27)	(27)	(27)	(26)
Adjusted Noninterest Expense	(f)	86,033	83,754	81,307	84,525	84,852
Income Tax Expense (Benefit) - Reported	(g)	6,478	3,455	8,246	8,700	(11,284)
Net Income (Loss) - Reported	(a) - (b) + (c) - (e) - (g) = (h)	24,150	14,859	32,775	33,077	(37,510)
Adjusted Net Income (2)	(a) - (b) + (d) - (f) = (i)	$26,001	$25,509	$32,624	$33,726	$44,083

ADJUSTED PROFITABILITY (3)
Total Average Assets	(j)	$18,938,008	$18,815,342	$18,520,600	$18,652,450	$18,228,521
Total Average Stockholders' Equity	(k)	2,398,573	2,344,652	2,360,175	2,360,226	2,380,421
Total Average Tangible Stockholders' Equity (4)	(l)	1,356,042	1,299,026	1,311,417	1,308,368	1,325,475
Reported Return on Average Assets	(h) / (j)	0.51%	0.31%	0.70%	0.71%	(0.83)%
Reported Return on Average Equity	(h) / (k)	4.05	2.51	5.51	5.62	(6.39)
Reported Return on Average Tangible Equity	(h) / (l)	7.16	4.54	9.92	10.14	(11.48)
Adjusted Return on Average Assets (5)	(i) / (j)	0.55	0.54	0.70	0.73	0.98
Adjusted Return on Average Equity (5)	(i) / (k)	4.36	4.32	5.48	5.73	7.51
Adjusted Return on Tangible Equity (5)	(i) / (l)	7.71	7.79	9.87	10.34	13.49

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$3,075	$3,106	$3,111	$3,111	$3,111
Reported Efficiency Ratio	(e - m) / (a + c)	73.68%	78.70%	63.75%	64.68%	132.41%
Adjusted Efficiency Ratio	(f - m) / (a + d)	71.63	67.96	63.84	63.93	58.17
____________
(1) Acquisition expenses includes compensation related expenses for equity awards granted at acquisition.
(2) Assumes an adjusted effective tax rate of 21.2%, 18.9%, 20.1%, 20.8%, and 20.7%, respectively. First quarter 2023 normalized rate excludes the effect of the litigation settlement.
(3) Quarterly metrics are annualized.
(4) Excludes average balance of goodwill and net other intangible assets.
(5) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Tangible Common Equity
Total common stockholders' equity	$2,400,807	$2,402,593	$2,332,098	$2,353,042	$2,350,857
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(47,485)	(50,560)	(53,666)	(56,777)	(59,888)
Tangible common equity	$1,359,301	$1,358,012	$1,284,411	$1,302,244	$1,296,948

Tangible Assets
Total assets	$18,871,452	$19,035,102	$18,519,872	$18,719,802	$18,798,354
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(47,485)	(50,560)	(53,666)	(56,777)	(59,888)
Tangible assets	$17,829,946	$17,990,521	$17,472,185	$17,669,004	$17,744,445
Common shares outstanding	41,377,745	41,281,919	41,284,003	41,279,460	41,281,904
Tangible common equity to tangible assets	7.62%	7.55%	7.35%	7.37%	7.31%
Book value per common share	$58.02	$58.20	$56.49	$57.00	$56.95
Tangible book value per common share	32.85	32.90	31.11	31.55	31.42